UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 26, 2019

SABRA HEALTH CARE REIT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-34950	27-2560479
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18500 Von Karman Avenue, Suite 550 Irvine, CA		92612
(Address of Principal Executive Offices)		(Zip Code)

(888) 393-8248

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $.01 par value	SBRA	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01     Other Events.

2029 Notes Offering

On September 26, 2019, Sabra Health Care REIT, Inc. (“Sabra”), Sabra Health Care Limited Partnership (the “Partnership”) and Sabra Capital Corporation (“Sabra Capital” and, together with the Partnership, the “Issuers”) entered into an underwriting agreement (the “Underwriting Agreement”) with Wells Fargo Securities, LLC, Morgan Stanley & Co. LLC and SMBC Nikko Securities America, Inc., as representatives of the several underwriters named therein, pursuant to which the Issuers agreed to issue and sell $350.0 million aggregate principal amount of 3.90% senior notes due 2029 (the “2029 Notes”) pursuant to an effective registration statement filed with the Securities and Exchange Commission (the “Commission”) on January 17, 2017 (File No. 333-215574), as amended by the Post-Effective Amendment No. 1, filed with the Commission on May 21, 2019. The offering is expected to close on October 7, 2019, subject to the satisfaction of customary closing conditions and to the issuance by the Issuers prior to closing of an irrevocable notice of redemption for all of their outstanding 5.375% senior notes due 2023 (the “2023 Notes”).

The 2029 Notes will be fully and unconditionally guaranteed on a senior unsecured basis by Sabra. Sabra Capital’s obligations as a co-issuer of the 2029 Notes will be automatically released and discharged when Sabra Capital is not liable in respect of any obligations under the Issuers’ 2023 Notes and 4.80% senior notes due 2024 (the “2024 Notes”). Upon the redemption of the 2023 Notes, Sabra Capital’s obligations under the 2024 Notes will be automatically released and discharged, thereby releasing its obligations as a co-issuer under the 2029 Notes.

Sabra intends to use a portion of the net proceeds from the offering to redeem all of the 2023 Notes and the remaining net proceeds to repay borrowings outstanding on Sabra’s unsecured revolving credit facility. Prior to redeeming the 2023 Notes, Sabra may temporarily use net proceeds designated for such redemption to repay borrowings outstanding on its unsecured revolving credit facility and/or invest in interest-bearing accounts and short-term, interest-bearing securities.

The foregoing description of the Underwriting Agreement is a summary only and is qualified in its entirety by reference to the complete terms of the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 8.01.

2023 Notes Redemption

On September 27, 2019, the Issuers delivered to Wells Fargo Bank, National Association, as trustee (the “Trustee”) an irrevocable notice of redemption for all $200.0 million aggregate principal amount of the outstanding 2023 Notes (CUSIP No. 78572XAD3). The 2023 Notes are redeemable at a cash redemption price (the “Redemption Price”) of 101.792% of the principal amount being redeemed, plus accrued and unpaid interest thereon to, but not including, the redemption date of October 27, 2019 (the “Redemption Date”). Upon completion of the redemption, no 2023 Notes will remain outstanding. The aggregate redemption price, including accrued and unpaid interest, will total approximately $208.0 million.

Payment of the Redemption Price plus accrued and unpaid interest to holders of the 2023 Notes will be made on or after the Redemption Date upon presentation and surrender of the 2023 Notes to the paying agent for cancellation at the address specified in the notice of redemption. Interest on the 2023 Notes called for redemption will cease to accrue on and after the Redemption Date. The notice of redemption was delivered by the Trustee to the registered holders of the 2023 Notes on September 27, 2019, in accordance with the requirements of the indenture governing the 2023 Notes. The foregoing does not constitute a notice of redemption for the 2023 Notes.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits

1.1

Underwriting Agreement, dated September 26, 2019, by and among Sabra Health Care REIT, Inc., Sabra Health Care Limited Partnership, Sabra Capital Corporation and Wells Fargo Securities, LLC, Morgan Stanley & Co. LLC and SMBC Nikko Securities America, Inc., as representatives of the several underwriters named therein.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SABRA HEALTH CARE REIT, INC.

/s/ Harold W. Andrews, Jr.
Name:	Harold W. Andrews, Jr.
Title:	Executive Vice President, Chief Financial Officer and Secretary

Dated: September 27, 2019